Exhibit 99.1

Senetek Reports 2003 Loss in Line with Previous Announcement

Results Include Write Down of Drug Delivery Asset and Sharply Higher Legal Fees

Investor Conference Call Scheduled

NAPA, Calif., March 30, 2004 / PRNewswire-First Call/ — Senetek PLC (Nasdaq: SNTK - News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced a net loss for fiscal year 2003 of $4,994,000, or $0.09 per share, compared to net income of $1,541,000 or $0.03 for fiscal 2002.

Revenues from continuing operations for 2003 were $8.2 million, a 12.6% decrease from the $9.4 million in revenues during 2002. As previously reported, 2003 revenues from Revlon were approximately $1.8 million lower than 2002 due to a reduced royalty rate and declining unit sales. As a result of the termination of the OMP, Inc. license agreement in early 2002, there was no revenues from OMP in 2003 compared to approximately $1 million in 2002. The decreases in the Revlon and OMP revenues were partially offset by a $1.6 million increase in royalties and product sales to Valeant Pharmaceuticals International in 2003 compared to 2002.

Gross Profit in fiscal 2003 was $6.8 million, an 18.9% decrease compared to $8.4 million in fiscal 2002. The lower gross profit in 2003 was due to lower overall revenues plus a higher mix of product sales to royalties in total revenues. The cost of sales associated with product sales is approximately twice that of the cost of sales associated with royalty revenue.

Operating expenses for 2003, which include a $2,451,000 non-cash asset impairment charge related to our proprietary drug delivery equipment, totaled $10.3 million, a 68% increase compared to $6.1 million of operating expenses in fiscal 2002. The increase was caused primarily by the asset impairment charge, sharply higher legal fees associated with ongoing litigation during 2003 including the OMP lawsuit settled in March 2004, and the creation, test marketing and development of our proprietary product line, Kinetin Plus™ Age Defiant®.

As of December 31, 2003, the Company’s cash and cash equivalents were $1.2 million, a 66.7% reduction from the $3.6 million cash balance at December 31, 2002. The decrease in cash from 2002 to 2003 is related to our $2.5 million prepayment of notes payable, our extraordinary legal expenses and development costs for the Kinetin Plus product line, partially offset by receipt of a $3 million prepayment of royalties and product sales from Valeant. As a result of the operating loss and the extraordinary cash outlays for the year, the Company’s current ratio declined to .74 at December 31, 2003 compared to 3.14 at December 31, 2002.

Brad Holsworth, Chief Financial Officer, stated, “Although we were disappointed with operating results for fiscal 2003 and our reduction in working capital from 2002 to 2003, we are very optimistic about the outlook for 2004. The recent settlement of the OMP litigation should sharply reduce legal expense for 2004 compared to fiscal 2003, provide the Company $1.5 million in early April 2004 and another $500,000 in royalties over the next 18 to 30 months with no associated cost.”

The Company will conduct its year-end teleconference call for investors on Friday, April 2, at 10:30 a.m. Pacific, 1:30 p.m. Eastern. The domestic dial-in number is 800/862-9098; the international dial-in number is 785/424-1051, conference ID SENETEK. Mr. Frank J. Massino, Chairman & CEO, Wade Nichols, Executive Vice President, and Mr. Holsworth, will discuss the 2003 operating results and the outlook for 2004. Replay of the conference call will be available until April 9, 2004. Domestic Replay dial-in 800/677-7320, international Replay dial-in 402/220-0666, replay conference ID SENETEK.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skincare products primarily addressing photoaging and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in treating the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals International (formerly ICN), The Body Shop and Revlon. Senetek recently announced uniformly positive results from its long-term laboratory study of Zeatin, a patented, naturally occurring analogue of Kinetin, and announced plans to promptly begin pre-clinical testing of this new compound. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those indicating Senetek’s expectation of payments in connection with the OMP, Inc litigation settlement described above, the financial outlook for fiscal 2004, those that might imply successful pre-clinical and clinical trials of Zeatin and its future commercial potential, and successful evaluation and development of new compounds in collaboration with the Institute of Experimental Botany and Beiersdorf AG. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.